Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

jharkins@sallybeauty.com

940-297-3877

Sally Beauty Holdings Reports Strong Sales, Gross Margin and Profit Growth For Fiscal 2021 Second Quarter Despite Pandemic Disruptions

GAAP Diluted EPS of $0.34; Adjusted Diluted EPS of $0.57

GAAP Operating Margin of 8.2%; Adjusted Operating Margin of 12.1%

DENTON, Texas, May 6, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its second quarter ended March 31, 2021. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss the results.

Fiscal 2021 Second Quarter Summary

•

Consolidated same store sales increased 6.5%, primarily reflecting the favorable impact in the U.S. from improving consumer confidence, government stimulus payments and the easing of COVID-19 restrictions in salons;

•	Global e-commerce sales increased 56%;
•	GAAP gross margin of 50.4%, up 110 basis points compared to the prior year;
•

GAAP operating earnings of $76 million and GAAP operating margin of 8.2%, Adjusted Operating Earnings of $112 million and Adjusted Operating Margin of 12.1%, up 510 basis points compared to the prior year;

•	GAAP diluted net earnings per share of $0.34 and Adjusted Diluted Net Earnings Per Share of $0.57, up 183% and 148%, respectively, compared to the prior year;
•	Strong liquidity position, balance sheet cash and cash equivalents of $408 million and zero balance outstanding on $600 million asset-based line of credit at quarter end.

“We are pleased to report strong financial results across all of our key measures despite extensive store closures in parts of our international territories and salon closures in California in January,” said Chris Brickman, president and chief executive officer. “In the U.S., we saw an acceleration in consumer demand in the latter part of the quarter, which drove a net sales increase of 6.3%. Our top line performance, coupled with ongoing strength in gross margin, resulted in significant earnings per share growth compared to the prior year.”

“In the second half of the year, we will continue to focus on growing customer engagement and loyalty, leveraging our new capabilities in support of our mission to recruit and retain color customers, and implementing the remaining steps in our successful transformation journey, which remains on track to be substantially completed by the end of the year. It is clear that the capabilities we’ve been building across digital, customer engagement and supply chain are bearing fruit and position us to drive sustainable long-term growth.”

COVID-19 Update

The table below includes the operating status of corporate-owned stores at the end of each month during the second quarter, reflecting the disruption caused by COVID-19 on global stores operations and customer traffic.

	January			February			March
Territory	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open	Hard Closed	Reduced Capacity	Fully Open
Sally US/CAN	0%	38%	62%	0%	37%	63%	0%	34%	66%
Sally Europe	62%	2%	36%	49%	17%	34%	32%	36%	32%
Sally LATAM	28%	69%	3%	13%	70%	17%	11%	35%	54%
BSG US/CAN	2%	39%	59%	0%	42%	58%	0%	40%	60%
SBH Total *	8%	37%	55%	5%	39%	56%	4%	35%	61%
	*Includes corporate stores only (excludes franchises)

Fiscal 2021 Second Quarter Operating Results

Second quarter consolidated same store sales increased 6.5% and consolidated net sales increased 6.3% to $926.3 million, primarily driven by the favorable impact in the U.S. from improving consumer confidence, government stimulus payments and the easing of COVID-19 restrictions in salons. The favorable impact was partially offset by continued COVID-19 mandated store closures in parts of our international territories and salon closures in California in January while operating 71 fewer stores compared to the prior year. Foreign currency translation had a favorable impact of approximately 90 basis points on reported sales. Global e-commerce sales increased 56%.

Consolidated gross profit for the second quarter was $467.2 million compared to $429.8 million in the prior year, an increase of 8.7%. Consolidated gross margin was 50.4%, an increase of 110 basis points compared to 49.3% in the prior year, driven primarily by fewer promotions in the Sally segment. Adjusted Gross Margin was 51.2%, excluding a $7 million write-down of COVID-19 related personal protective equipment inventory.

Selling, general and administrative (SG&A) expenses totaled $391.1 million, up $7.8 million compared to the prior year, which included COVID-19 related net expenses of $29.0 million ($31.2 million donation expense of personal protective equipment inventory partially offset by Canadian wage and rent subsidy credits of $2.2 million). Adjusted Selling, General and Administrative (Adjusted SG&A) Expenses, excluding COVID-19 net expenses in both years, were $362.1 million as compared to $368.6 million in the prior year. As a percentage of sales, Adjusted SG&A was 39.1% compared to 42.3% in the prior year.

GAAP operating earnings and operating margin in the second quarter were $75.5 million and 8.2%, respectively, compared to $43.3 million and 5.0%, respectively, in the prior year. Adjusted Operating Earnings and Operating Margin increased to $112.1 million and 12.1%, respectively, compared to $61.2 million and 7.0%, respectively, in the prior year.

GAAP net earnings in the second quarter were $38.3 million, or $0.34 per diluted share, compared to $13.4 million, or $0.12 per diluted share in the prior year. Adjusted Net Earnings were $65.5 million, an increase of 143% compared to $27.0 million in the prior year and Adjusted Diluted Net Earnings Per Share increased 148% to $0.57. Adjusted EBITDA in the second quarter was $141.3 million, an increase of 55.0% compared to the prior year, and Adjusted EBITDA Margin was 15.3%, an increase of 480 basis points compared to the prior year.

Balance Sheet and Cash Flow

In January, the Company utilized excess cash to fully repay the outstanding balance of $213 million of its 4.5% fixed rate term loan. At the end of the quarter, the Company had cash and cash equivalents on the balance sheet of $408 million and a zero balance outstanding under its $600 million asset-based revolving line of credit. Additionally, the Company ended the quarter with a net debt leverage ratio of 2.34x, reflecting its significant cash balance. For comparison purposes, the leverage ratio, as defined in our loan agreements where the impact of balance sheet cash and cash equivalents is capped at $100 million for net debt calculation purposes, was 2.95x.

Second quarter fiscal 2021 cash flow from operations totaled $92.6 million. Capital expenditures totaled $11.6 million. Operating free cash flow totaled $81.0 million. Subsequent to quarter end, on April 1, 2021, the Company utilized excess cash to fully repay the outstanding balance of $197 million of its 5.50% unsecured notes due 2023.

Fiscal 2021 Second Quarter Segment Results

Sally Beauty Supply

•

Global segment same store sales increased 4.9% in the second quarter. The Sally Beauty businesses in the U.S. and Canada represented 86% of the segment sales for the quarter and had a same store sales increase of 13.9%. Both Europe and Latin America had decreases in same store sales for the quarter due to government mandated store closures related to COVID-19.

•

Net sales were $542.7 million in the quarter, an increase of 4.5% compared to the prior year, driven primarily by the favorable impact in the U.S. from improving consumer confidence, government stimulus payments, partially offset by continued COVID-19 mandated store closures in parts of our international territories and operating 76 fewer stores compared to the prior year. Foreign currency translation had a favorable impact of approximately 110 basis points on reported sales.

•	At the end of the quarter, net store count was 3,625, a decrease of 76 stores compared to the prior year.
•

Gross margin increased by 280 basis points to 58.4%, with the Sally Beauty business in the U.S. and Canada delivering gross margin of 60.2%. The increase in gross margin was primarily driven by fewer promotions, partially offset by the write-down of COVID-19 related personal protective equipment inventory, which impacted segment gross margin by approximately 60 basis points.

•	GAAP operating earnings were $100.1 million in the quarter, an increase of 77.5% compared to the prior year. GAAP operating margin was 18.4% compared to 10.9% in the prior year.

Beauty Systems Group

•	Total segment same store sales increased 9.9% in the second quarter.
•	Net sales were $383.7 million in the quarter, an increase of 9.1% compared to the prior year, driven primarily by the favorable impact from the easing of COVID-19 restrictions across the U.S. and higher operating capacities in salons, resulting in stronger demand. Foreign currency translation had a favorable impact of approximately 50 basis points on reported sales.
•	At the end of the quarter, net store count was 1,379, an increase of 5 stores compared to the prior year.
•	Gross margin decreased 90 basis points to 39.1% in the quarter, driven primarily by the write-down of COVID-19 related personal protective equipment inventory which was approximately 90 basis points.
•	GAAP operating earnings were $47.8 million in the quarter, an increase of 16.6% compared to the prior year. GAAP operating margin in the quarter was 12.5% compared to 11.7% in the prior year.
•	At the end of the quarter, there were 704 distributor sales consultants compared to 660 in the prior year.

Fiscal Year 2021 Outlook

The Company will provide perspective on its outlook for the third quarter during its earnings conference call. The Company will not be providing formal guidance at this time.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, May 6, 2021. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409-207-6975) and referencing the access code 6806264#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q2 Earnings Presentation and entering the event password 2TErvPZw4S5. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, May 6, 2021, through May 13, 2021, by dialing (866) 207-1041 (International: (402) 970-0847) and reference access code 3919224#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates approximately 5,000 stores, including 142 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2020. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans and COVID-19 related net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2021	2020	Percentage Change	2021	2020	Percentage Change

Net sales	$926,328	$871,023	6.3%	$1,862,350	$1,851,231	0.6%
Cost of products sold	459,099	441,266	4.0%	924,397	946,626	(2.3)%
Gross profit	467,229	429,757	8.7%	937,953	904,605	3.7%
Selling, general and administrative expenses	391,087	383,299	2.0%	757,257	761,228	(0.5)%
Restructuring	631	3,193	(80.2)%	863	5,725	(84.9)%
Operating earnings	75,511	43,265	74.5%	179,833	137,652	30.6%
Interest expense	23,883	21,644	10.3%	49,861	43,185	15.5%
Earnings before provision for income taxes	51,628	21,621	138.8%	129,972	94,467	37.6%
Provision for income taxes	13,316	8,253	61.3%	34,469	27,884	23.6%
Net earnings	$38,312	$13,368	186.6%	$95,503	$66,583	43.4%

Earnings per share:
Basic	$0.34	$0.12	183.3%	$0.85	$0.58	46.6%
Diluted	$0.34	$0.12	183.3%	$0.84	$0.57	47.4%

Weighted average shares:
Basic	112,603	114,823		112,538	115,478
Diluted	114,342	115,795		114,028	116,462
			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.4%	49.3%	110	50.4%	48.9%	150
Selling, general and administrative expenses	42.2%	44.0%	(180)	40.7%	41.1%	(40)
Consolidated operating margin	8.2%	5.0%	320	9.7%	7.4%	230

Effective tax rate	25.8%	38.2%	(1,240)	26.5%	29.5%	(300)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2021	September 30, 2020

Cash and cash equivalents	$408,321	$514,151
Trade and other accounts receivable	66,156	56,429
Inventory	949,695	814,503
Other current assets	42,278	48,014
Total current assets	1,466,450	1,433,097
Property and equipment, net	289,070	315,029
Operating lease assets	524,955	525,634
Goodwill and other intangible assets	601,539	598,321
Other assets	27,558	23,066
Total assets	$2,909,572	$2,895,147

Current maturities of long-term debt	$197,596	$180
Accounts payable	310,215	236,333
Accrued liabilities	195,467	170,665
Current operating lease liabilities	155,711	153,267
Income taxes payable	16,062	2,917
Total current liabilities	875,051	563,362
Long-term debt, including capital leases	1,389,545	1,796,897
Long-term operating lease liabilities	388,733	394,375
Other liabilities	30,113	32,976
Deferred income tax liabilities, net	91,297	92,094
Total liabilities	2,774,739	2,879,704
Total stockholders’ equity	134,833	15,443
Total liabilities and stockholders’ equity	$2,909,572	$2,895,147

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
	2021	2020	Percentage Change	2021	2020	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$542,664	$519,509	4.5%	$1,090,334	$1,088,657	0.2%
Beauty Systems Group ("BSG")	383,664	351,514	9.1%	772,016	762,574	1.2%
Total net sales	$926,328	$871,023	6.3%	$1,862,350	$1,851,231	0.6%

Operating earnings:
SBS	$100,063	$56,373	77.5%	$195,191	$130,598	49.5%
BSG	47,843	41,039	16.6%	96,415	103,473	(6.8)%
Segment operating earnings	147,906	97,412	51.8%	291,606	234,071	24.6%

Unallocated expenses (1)	71,764	50,954	40.8%	110,910	90,694	22.3%
Restructuring	631	3,193	(80.2)%	863	5,725	(84.9)%
Interest expense	23,883	21,644	10.3%	49,861	43,185	15.5%
Earnings before provision for income taxes	$51,628	$21,621	138.8%	$129,972	$94,467	37.6%

Segment gross margin:	2021	2020	Basis Point Change	2021	2020	Basis Point Change
SBS	58.4%	55.6%	280	58.1%	54.9%	320
BSG	39.1%	40.0%	(90)	39.5%	40.2%	(70)

Segment operating margin:
SBS	18.4%	10.9%	750	17.9%	12.0%	590
BSG	12.5%	11.7%	80	12.5%	13.6%	(110)
Consolidated operating margin	8.2%	5.0%	320	9.7%	7.4%	230

(1)  Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2021
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$459,099	$-	$(6,957)	$452,142
Consolidated gross margin	50.4%			51.2%
Selling, general and administrative expenses	391,087	-	(28,974)	362,113
SG&A expenses, as a percentage of sales	42.2%			39.1%
Operating earnings	75,511	631	35,931	112,073
Operating margin	8.2%			12.1%
Earnings before provision for income taxes	51,628	631	35,931	88,190
Provision for income taxes (3)	13,316	143	9,210	22,669
Net earnings	$38,312	$488	$26,721	$65,521

Earnings per share:
Basic	$0.34	$0.00	$0.24	$0.58
Diluted	$0.34	$0.00	$0.23	$0.57

	Three Months Ended March 31, 2020
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$383,299	$-	$(14,697)	$368,602
SG&A expenses, as a percentage of sales	44.0%			42.3%
Operating earnings	43,265	3,193	14,697	61,155
Operating margin	5.0%			7.0%
Earnings before provision for income taxes	21,621	3,193	14,697	39,511
Provision for income taxes (3)	8,253	853	3,438	12,544
Net earnings	$13,368	$2,340	$11,259	$26,967

Earnings per share:
Basic	$0.12	$0.02	$0.10	$0.23
Diluted	$0.12	$0.02	$0.10	$0.23

(1)  For the three months ended March 31, 2021 and 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2) For the three months ended March 31, 2021, COVID-19 net expenses primarily represents a write-down of $7.0 million for personal protective equipment inventory in costs of products sold and donation expense of $31.2 million in selling, general, and administrative expenses related to personal-protective equipment inventory, partially offset by wage and rent subsidies provided by the Canadian government of $2.2 million. For the three months ended March 31, 2020, COVID-19 expenses primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic, partially offset by  an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act ("CARES Act").

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Six Months Ended March 31, 2021
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Cost of products sold	$924,397	$-	$(6,957)	$917,440
Consolidated gross margin	50.4%			50.7%
Selling, general and administrative expenses	757,257	-	(28,929)	728,328
SG&A expenses, as a percentage of sales	40.7%			39.1%
Operating earnings	179,833	863	35,886	216,582
Operating margin	9.7%			11.6%
Earnings before provision for income taxes	129,972	863	35,886	166,721
Provision for income taxes (3)	34,469	177	9,198	43,844
Net earnings	$95,503	$686	$26,688	$122,877

Earnings per share:
Basic	$0.85	$0.01	$0.24	$1.09
Diluted	$0.84	$0.01	$0.23	$1.08

	Six Months Ended March 31, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$761,228	$-	$(14,697)	$746,531
SG&A expenses, as a percentage of sales	41.1%			40.3%
Operating earnings	137,652	5,725	14,697	158,074
Operating margin	7.4%			8.5%
Earnings before provision for income taxes	94,467	5,725	14,697	114,889
Provision for income taxes (3)	27,884	718	3,438	32,040
Net earnings	$66,583	$5,007	$11,259	$82,849

Earnings per share:
Basic	$0.58	$0.04	$0.10	$0.72
Diluted	$0.57	$0.04	$0.10	$0.71

(1)  For the six months ended March 31, 2021 and 2020, restructuring represents costs and expenses incurred primarily in connection with Project Surge and the Transformation Plan.

(2) For the six months ended March 31, 2021, COVID-19 net expenses primarily represents a write-down of $7.0 million for personal protective equipment inventory in costs of products sold and donation expense of $31.2 million in selling, general, and administrative expenses related to personal-protective equipment inventory, partially offset by wage and rent subsidies provided by the Canadian government of $2.2 million.For the six months ended March 31, 2020, COVID-19 expenses primarily represents costs associated with disaster pay and furloughed employees in response to the coronavirus pandemic, partially offset by  an employee retention payroll tax credit provided by the CARES Act.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended March 31,			Six Months Ended March 31,
Adjusted EBITDA:	2021	2020	Percentage Change	2021	2020	Percentage Change
Net earnings	$38,312	$13,368	186.6%	$95,503	$66,583	43.4%
Add:
Depreciation and amortization	26,559	26,951	(1.5)%	52,945	53,997	(1.9)%
Interest expense	23,883	21,644	10.3%	49,861	43,185	15.5%
Provision for income taxes	13,316	8,253	61.3%	34,469	27,884	23.6%
EBITDA (non-GAAP)	102,070	70,216	45.4%	232,778	191,649	21.5%
Share-based compensation	2,649	3,059	(13.4)%	5,541	6,532	(15.2)%
Restructuring	631	3,193	(80.2)%	863	5,725	(84.9)%
COVID-19	35,931	14,697	144.5%	35,886	14,697	144.2%
Adjusted EBITDA (non-GAAP)	$141,281	$91,165	55.0%	$275,068	$218,603	25.8%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	15.3%	10.5%	480	14.8%	11.8%	300

Operating Free Cash Flow:	2021	2020	Percentage Change	2021	2020	Percentage Change
Net cash provided by operating activities	$92,570	$13,806	570.5%	$131,556	$76,131	72.8%
Less:
Payments for property and equipment, net	11,612	31,085	(62.6)%	27,095	71,960	(62.3)%
Operating free cash flow (non-GAAP)	$80,958	$(17,279)	568.5%	$104,461	$4,171	2404.5%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2021	2020	Change

Number of stores:
SBS:
Company-operated stores	3,617	3,688	(71)
Franchise stores	8	13	(5)
Total SBS	3,625	3,701	(76)
BSG:
Company-operated stores	1,245	1,229	16
Franchise stores	134	145	(11)
Total BSG	1,379	1,374	5
Total consolidated	5,004	5,075	(71)

Number of BSG distributor sales consultants	704	660	44

BSG distributor sales consultants (DSC) include 187 and 197 sales consultants employed by our franchisees at March 31, 2021 and 2020, respectively.

	Three Months Ended March 31,			Six Months Ended March 31,
	2021	2020	Basis Point Change	2021	2020	Basis Point Change
Same store sales growth (decline):
SBS	4.9%	(7.0)%	1,190	0.7%	(4.0)%	470
BSG	9.9%	(7.4)%	1,730	2.1%	(3.0)%	510
Consolidated	6.5%	(7.1)%	1,360	1.2%	(3.6)%	480

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.